Exhibit 99.1

Brookline Bancorp, Inc. Completes Acquisition of First Ipswich Bancorp

BROOKLINE, Mass.--(BUSINESS WIRE)--March 1, 2011--Brookline Bancorp, Inc. (“Brookline”) (NASDAQ: BRKL) announced today that it has completed its acquisition of First Ipswich Bancorp (“First Ipswich”) (OTC: FIWC), the bank holding company for The First National Bank of Ipswich (“FNBI”). FNBI is a full-service commercial bank serving communities on the North Shore of eastern Massachusetts. In connection with the acquisition, Brookline paid approximately $19.7 million in cash for all outstanding shares of First Ipswich.

In announcing the completion of the acquisition, Paul A. Perrault, Brookline’s Chief Executive Officer, said, “We are delighted to welcome First Ipswich’s customers and employees into the Brookline family of banks. We look forward to enhancing FNBI’s capacity to build on its successful North Shore franchise and to improving the results of both banks.”

About Brookline Bancorp, Inc.

Brookline Bancorp, Inc., headquartered in Brookline, Massachusetts, operates as the bank holding company for Brookline Bank. A full-service financial institution founded in 1871, Brookline Bank provides individuals and small to mid-sized businesses with deposit and lending services, residential mortgages and home equity lending, commercial and commercial real estate lending, cash management, merchant services, and access to investment services. For more information, go to www.brooklinebank.com.

The above text contains statements about future events that constitute forward-looking statements, including the expected benefits of the acquisition. Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause such differences include, but are not limited to, difficulties in achieving cost savings as a result of the acquisition or in achieving such cost savings within the projected timeframe, difficulties related to the integration of the businesses following the acquisition, changes in the level of non-performing assets and charge-offs, changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, changes in the financial performance and/or condition of borrowers, changes in customer borrowing and savings habits, general economic conditions, changes in interest rates, regulatory considerations, competition, and such other risks detailed in Brookline’s filings with the Securities and Exchange Commission. Brookline undertakes no obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

CONTACT:
Brookline Bancorp, Inc.
Paul Bechet, 617-278-6405
Chief Financial Officer